Exhibit 21.1

Subsidiaries

TV Goods Holding Corporation, a Florida corporation

TV Goods, Inc., a Florida corporation

Tru Hair, Inc., a Florida corporation

eDiets.com, Inc., a Delaware corporation

eDiets, Inc., a Delaware corporation

Nutrio.com, Inc., a Delaware corporation

eDiets (B.V.I.) Inc., a British Virgin Islands company